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                                                                                EXHIBIT 99.1

                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                        Twelve Months Ended June 30, 2000
                                   (Unaudited)

                             (Dollars in Thousands)
PRE-TAX PREFERRED STOCK DIVIDENDS

     Preferred Dividends                                                        $      1,326
     Effective Income Tax Rate                                                        0.3701
     Complement of Effective Income Tax Rate (1 - Tax Rate)                           0.6299

        Pre-Tax Preferred Dividends                                             $      2,105
                                                                                ============

FIXED CHARGES

     Interest Expense                                                           $     41,347
     Amortization of Debt Premium, Discount and Expense                                  456
     Interest Component of Rentals                                                        12
                                                                                ------------
        Total Fixed Charges                                                           41,815
     Pre-tax Preferred Dividends                                                       2,105
                                                                                ------------
        Total                                                                   $     43,920
                                                                                ============

EARNINGS

     Net Income                                                                 $     85,500

     Add:
         Income Taxes Applicable to Utility Operating Income                          46,904
         Income Taxes Applicable to Non-Utility Operating Income                       4,204
         Income Taxes Applicable to Other Income (Expenses)--Net                        (883)
              Total Fixed Charges                                                     41,815
                                                                                ------------
              Total Earnings                                                    $    177,540
                                                                                ============

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends                         4.0
                                                                                ============

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